EXHIBIT 10.2

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 28th day of December 2005 by and among:

Mr. Paul Ling (), an ROC citizen and having his domicile at 11 Fl., 20 Chin-Nan Street, North Area, Taichung City, Taiwan, ROC; and

Ms. J. R. Ho (), an ROC citizen and having her domicile at 5 Fl.-5, 187 Shin-Chin Road, North Area, Taiwan, ROC (hereinafter referred to individually as a “Purchaser”, collectively, the “Purchasers”.)

Hardinge Inc., a corporation duly organized and existing under the laws of the State of New York, the U.S.A. and having its registered office at One Hardinge Drive, Elmira, NY 14902-1507, U.S.A. (“Seller”);

(Each of the Purchaser and the Sellers is hereinafter referred to individually a “Party” and collectively, the “Parties”.)

W I T N E S S E T H:

WHEREAS, Hardinge Taiwan Limited (the “Company”), a company limited by shares organized and existing under the laws of the R.O.C., having its registered office at 4 Tse-Chiang San Road, Nan-Kang Industrial Park, Nanto City, Taiwan, R.O.C., has a paid-in capital of NT$103,750,000 with 10,375,000 issued and outstanding shares of common stock, at a par value of Ten New Taiwan Dollars (NT$10) per share;

WHEREAS, the Purchasers are willing to purchase a maximum of 1,623,580 shares in the Company (the “Sale Shares”) from the Seller if the Seller exercises its put option on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements herein contained and intending to be legally bound, the Parties agree as follows:

ARTICLE 1.  OPTION AND SALE OF THE SALE SHARES

1.01         Option.   The Purchasers hereby grant to the Seller an irrevocable put option (the “ Option”), exercisable in whole or in part by notice to the Purchasers, to sell to the Purchasers the Sale Shares at the Purchase Price (as defined below), during the period from the execution of this Agreement to March 31, 2006 (the “Option Period”).

1.02         Sale of the Sale Shares.  The Seller may exercise the Option by sending a written notice to the Purchasers within the Option Period (the “Notice”).  On the 30th business day after the Notice is received by the Purchasers (the Closing Date), and pursuant to the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and deliver to the Purchasers, and the Purchasers shall purchase and acquire from the Seller, the Sale Shares, together with all rights attached or accrued thereto including the right to all dividends and distributions declared, paid or made in respect thereof on or after the date hereof.

1.03         Purchase Price.  In consideration of the sale and purchase of the Sale Shares as provided in Article 1.02 hereof, the purchase price for the whole 1,623,580 shares shall be NT$93,885,137.  In case the Seller only exercises part of the Option, the Purchase Price shall be calculated and determined pro rata (“Purchase Price”).

ARTICLE 2.  THE CLOSING

2.01         The Closing.  Upon the terms and subject to the conditions of this Agreement, the Closing of the transactions contemplated herein will take place at the office of Lee & Li, Attorneys-at-law at 7th Fl., 201 Tun Hua North Road, Taipei, Taiwan, R.O.C on the Closing Date.

2.02         Deliveries by the Sellers and the Company.  At or prior to the Closing, the Seller shall or shall cause the Company to, as applicable, deliver or have delivered each of the following to the Purchasers’ holding vehicle(s) as set forth in Article 3.02:

(1)           A receipt issued by the Seller acknowledging the receipt of payment of the Purchase Price and specifying the number of the Sale Shares being transferred to the Purchasers as of the Closing Date;

(2)           Share Certificates representing the Sale Shares, duly endorsed by the Seller, together with all necessary documents as required by the Purchasers for registration of share transfer for the Sale Shares; and

(3)           The shareholders’ roster of the Company having registered therein the Purchasers as the shareholder holding the Sale Shares (the shareholders roster shall be duly affixed with seals of the Company and its Chairman of the Board of Directors).

2.03         Payment by the Purchaser. The Purchasers will be entitled to receive NT$93,885,137 as net proceeds for their sale of shares under a separate Share Purchase Agreement entered into between the Parties.  The Parties agree that Lee and Li, the custodian under the aforementioned agreement, shall remit the proceeds to an account jointly opened by the Parties upon its receipt of a written instruction from the Parties.  The proceeds deposited in such joint account shall be used exclusively for purpose of effecting payment of the Purchase Price by the Purchasers.  Any interest generated from the account shall be used to pay any Securities Transaction Tax payable for the sale of the Sale Shares by the Seller.

ARTICLE 3.  CONDITIONS PRECEDENT

3.01         Purchasers’ Conditions to Closing.  The obligation of the Purchasers to purchase the Sale Shares is subject to the satisfaction of following conditions precedent on or before the Closing Date, unless waived by the Purchasers in writing:

(1)   All government approvals for the transaction contemplated herein in all relevant jurisdictions have been obtained, including without limitation to the approvals of the R.O.C. Investment Commission (the “FIA Approval”) for the Purchaser’s purchase of the Sale Shares.

3.02         Seller’s Conditions to Closing.  The obligation of the Seller to sell the Sale Shares is subject to the satisfaction of following conditions precedent on or before the Closing Date, unless waived by the Seller in writing:

(1)   On or prior to the Closing Date, the Purchasers shall each or jointly establish a limited company (companies), to acquire the Sale Shares, whose shareholders shall and remain being the Purchasers only.  All corporate registration documentation and relevant approvals from the competent authority shall be obtained by the Purchasers in a form and substance satisfactory to the Seller on or prior to the Closing Date.

ARTICLE 4.  MISCELLANEOUS

4.01      Assignment.  The Purchasers may assign their rights under this Agreement to one or two newly-formed corporations which are one hundred percent controlled by them.

4.02      Confidentiality.  The Seller and the Purchasers agree to keep confidential the terms and conditions of this Agreement and the transaction contemplated hereunder.

4.03      Governing Law.  This Agreement shall be construed, interpreted and governed by the laws of the R.O.C., and the Parties hereby consent to the exclusive jurisdiction of the Taipei District Court for the first instance in any dispute arising hereunder.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Hardinge Inc.

/S/ J. PATRICK ERVIN
By: J. Patrick Ervin
Title: Chairman of the Board,
Chief Executive Officer
and President

/S/ PAUL LING
Mr. Paul Ling ()

ID No.: B120692837
Address: 11 Fl., 20 Chin-Nan Street, North Area, Taichung City, Taiwan, ROC

/S/ J. R. HO
Ms. J. R. Ho ()

ID No.: B221096742
Address: 5 Fl.-5, 187 Shin-Chin Road, North Area, Taiwan, ROC